Exhibit 3.1(i)

Corporations Section P.O.Box 13697 Austin, Texas 78711-3697	Ruth R. Hughs Secretary of State

Office of the Secretary of State

CERTIFICATE OF CONVERSION

The undersigned, as Secretary of State of Texas, hereby certifies that a filing instrument for

Lantern Pharma Inc

File Number: 801879299

Converting it to

Lantern Pharma Inc.

File Number: [Entity not of Record, Filing Number Not Available]

has been received in this office and has been found to conform to law. ACCORDINGLY, the undersigned, as Secretary of State, and by virtue of the authority vested in the secretary by law, hereby issues this certificate evidencing the acceptance and filing of the conversion on the date shown below.

Dated: 01/15/2020

Effective: 01/15/2020

/s/ Ruth R. Hughs
Ruth R. Hughs
Secretary of State

Come visit us on the internet at https://www.sos.texas.gov/

Phone: (512) 463-5555	Fax: (512) 463-5709	Dial: 7-1-1 for Relay Services
Prepared by: Debbie Gustafson	TID: 10340	Document: 937317890002

FILED
In the office the
Secretary of State of Texas
JAN 15 2020 Corporations Section

State of Texas

Certificate of Conversion of a

Texas Corporation Converting

to a Delaware Corporation

Converting Entity Information:

The name of the converting Texas corporation (the “converting entity”) is Lantern Pharma Inc.

The jurisdiction of formation of the converting entity is Texas.

The date of formation of the converting entity is: November 7, 2013.

The file number issued to the converting entity by the Secretary of State is: 801879299.

Converted Entity Information:

The converting entity named above is converting to a Delaware corporation.

The jurisdiction of formation of the converted corporation (the “converted entity”) is Delaware.

The name of the converted entity is Lantern Pharma Inc.

Statements Regarding Plan of Conversion:

In lieu of providing the plan of conversion, the converting entity certifies to the following statements:

A signed plan of conversion is on file at the principal place of business of the converting entity. The address of the principal place of business of the converting entity is: 1920 McKinney Ave, 7th floor, Dallas, TX 75201.

A signed plan of conversion will be on file after the conversion at the principal place of business of the converted entity. The address of the principal place of business of the converted entity is: 1920 McKinney Ave, 7th floor, Dallas, TX 75201.

A copy of the plan of conversion will be furnished on written request without cost by the converting entity before the conversion or by the converted entity after the conversion to any owner or member of the converting entity or the converted entity.

Approval of the Plan of Conversion:

The plan of conversion has been approved as required by the laws of the jurisdiction of formation and the governing documents of the converting entity.

Effectiveness of Filing:

This document becomes effective when the document is accepted and filed by the Secretary of State.

Tax Certificate:

In lieu of providing a tax certificate certifying that the converting entity is in good standing for purposes of conversion, Lantern Pharma Inc., a Delaware corporation, as the converted entity is liable for the payment of any required franchise taxes.

Execution:

The undersigned signs this document subject to the penalties imposed by law for the submission of a materially false or fraudulent instrument. The undersigned certifies that the statements contained herein are true and correct, and that the person signing is authorized under the provisions of the Business Organizations Code to execute the filing instrument.

Date: January 14, 2020

By:	/s/ Panna Sharma
Name:	Panna Sharma
Title:	President & Chief Executive Officer

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